Exhibit 3.3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0325382012-4
Barbara K. Cegavske	Filing Number 20200476704
Secretary of State State Of Nevada	Filed On 02/12/2020 04:44:30 AM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: INNERSCOPE HEARING TECHNOLOGIES, INC. Entity or Nevada Business Identification Number (NVID): NV20121380584
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 02/12/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Barry Hollander Signature of Officer Date: 02/12/2020

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Filed in the Office of	Business Number E0325382012-4
Barbara K. Cegavske	Filing Number 20200476704
Secretary of State State Of Nevada	Filed On 02/12/2020 04:44:30 AM
	Number of Pages 6

CERTIFICATE OF DESIGNATI
PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF SERIES C PREFERRED STOCK OF INNERSCOPE HEARING TECHNOLOGIES, INC.

RESOLVED, that Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "***Articles of Incorporation***"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series C Preferred Stock;

RESOLVED, that the Corporation is authorized to issue Series C Preferred Stock on the following terms and with the provisions herein set forth:

1 DESIGNATION.

Ten million (10,000,000) shares of Series C Preferred Stock, par value $0.0001 per share, are authorized pursuant to this Certificate of Designations (the "Series C Preferred Stock").

2 PRICE.

The price of each share of Series C Preferred Stock shall be set by the Board of Directors at a meeting or through an action without meeting, and may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed by a majority Board vote at an Action Without Meeting of the Board, until such time as a listed secondary and/or listed public market develops for the shares of Series C Preferred Stock.

3 CONVERSION RIGHTS.

(a) The conversion rights are derived from this principle: Each share of Series C Preferred Stock is to be convertible into the number of shares of the Common Stock that together have a market value of precisely three times (300%) the maximum price any investor paid for a single share of Series C Preferred Stock as set by the Board of Directors per Section 2 above (referred to as the "Maximum Price"). For example, if the Maximum Price an investor paid is $1.00 for one share of Series C Preferred Stock, then any investor upon conversion would receive $3.00 worth of Common Stock. The Maximum Price is only valid for any particular investor at the time of the investor's conversion and may not be calculated retroactively, if the Maximum Price increases after an investor has completed a conversion.

The exact number of common shares issued as a result of the conversion would depend on the market price of the common stock (as described more precisely in paragraph (b) below) but the total market value of the common shares would always be equal to three times (300%) the Maximum Price.

(a)                   Based on the principle described in paragraph (a) above, the conversion formula is as follows:

Each share of Series C Preferred Stock shall be convertible, at any time at the sole election of the holder, into the number of shares of the Common Stock that together are equal to 300% of the Maximum Price paid for a share of Series C Preferred Stock, divided by the Market Price of the Common Stock, as that term is defined in Section 3(g) below. In the event that a conversion results in a partial common share, the partial common share shall be rounded up or rounded down per standard mathematics.

For example: Investor XYZ purchased 10 shares of Series C Preferred Stock and the Maximum Price at the time of the Investor's conversion is $1.00 per share, and the Investor now converts all 10 shares into shares of the Common Stock. For this example, the Market Price of the Common Stock (as defined in Section 3(g) below) at the time of conversion is $0.01 per share.

Investor XYZ may convert the 10 shares of Series C Preferred Stock into the number of shares of Common Stock equal to the Maximum Price paid for the shares ($1 each, for a total of $10), multiplied by 300%, and then divided by the Market Price of the Common Stock at the time of conversion (which is $0.01 in this example).

300% of $10 = $30

$30 divided by $0.01 = 3,000

Therefore, where Investor XYZ converts 10 shares, which at the time of his conversion have a Maximum Price of $1.00 per share, and at which time the Market Price of the Common Stock is $0.01, then the number of shares of the Common Stock which Investor XYZ may receive in exchange for the 10 shares of Series C Preferred Stock, is 3,000 (300 common shares for every 1 share of Series C Preferred Stock).

(b) Promptly, but in no event later than five (5) business days after notification of conversion from the holder, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series C Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel provided by the holder. The Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in the opinion of counsel provided by the holder, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

(c)                   All shares of Common Stock delivered upon conversion of the Series C Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the date of conversion, such converted Series C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(d)                  The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C submitting such conversion notice.

(e)                  Upon any forward or reverse split of the shares of the Common Stock of the Corporation, a forward or reverse split of the Common Stock of the Corporation shall have no impact on the conversion rate or ratio or formula as described in paragraphs (a) and (b) above.

(f)                   The Market Price of the Common Stock is defined as the average closing market (last trade) price per share of the Common Stock of the Corporation for the five most recently completed trading sessions.

4 VOTING RIGHTS.

(a)                  For matters in which Nevada law restricts voting only to those shares of this series of Preferred Stock, or only to the shares of the Preferred Stock class as a whole, each share of Series C Preferred Stock shall have one (1) vote.

(b)                  For all other matters in which shares of Series C Preferred Stock are legally permitted to vote, the shares of Series C Preferred Stock shall have no voting rights.

5 DIVIDENDS.

The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion, except that, upon any declaration of a dividend, the amount of dividend payable to the holders of Series C Preferred Stock, if any, shall be determined by the Board of Directors, with the limitation that no more than one percent (1%) of the total aggregate value of the dividend may be payable to the holders of Series C Preferred Stock.

6 LIQUIDATION RIGHTS.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series C Preferred Stock shall receive such distributions as determined by majority vote of the Board of Directors, however no more than one percent (1%) of the total aggregate value of the distribution may be payable to the holders of Series C Preferred Stock.

7  NOTICES OF RECORD DATE.

Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Series C Preferred Stock of the Company, to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

8 SEVERABILITY.

If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

9 MODIFICATION AMENDMENT OR WAIVER.

The terms of this Certificate of Designation shall not be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series C Preferred Stock, voting as a separate class. Any right or preference of the Series C Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series C Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 9, each share of Series C Preferred Stock shall have one (1) vote per share.

IN WITNESS WHEREOF, InnerScope Hearing Technologies, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 10th day of February, 2020.

InnerScope Hearing Technologies, Inc.

By: /s/ Matthew Moore

Print Name: Matthew Moore

Title: CEO